FOR IMMEDIATE RELEASE

AMAG Reports Fourth Quarter and Full Year 2016 Financial Results
2016 GAAP revenue increased 27% over 2015
Achieved record quarterly and annual net sales for Makena® and Feraheme®

Conference call scheduled for 8:00 a.m. ET today

WALTHAM, Mass., (February 14, 2017) - AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the fourth quarter and full year ended December 31, 2016.

Total GAAP revenue for the full year of 2016 increased approximately 27% to $532.1 million, primarily driven by record sales for both Makena® (hydroxyprogesterone caproate injection) and Feraheme® (ferumoxytol) and the recognition of a full year of service revenues from Cord Blood Registry® (CBR), which AMAG acquired in August 2015. The company reported operating income of $78.9 million in 2016. Non-GAAP adjusted EBITDA increased approximately 24% to $265.7 million in 2016.1

“We drove significant top- and bottom-line growth in 2016, building an even stronger base to grow and expand upon in 2017,” said William Heiden, AMAG’s chief executive officer. “We achieved our 2016 financial goals with strong performance across each of our products, generated significant cash flows, and advanced our next-generation development programs. In addition to the revenue growth announced today from our current marketed product portfolio, we recently expanded our women's health portfolio, acquiring rights to RekyndaTM and IntrarosaTM, two important products with long-term growth potential. In 2017, we expect to continue to drive growth across our portfolio, execute well on upcoming new product launches, and continue to expand our product portfolio through additional business development transactions."

2016 Highlights:
Makena

•	Successfully launched single-dose, preservative-free formulation and strengthened an important relationship with a large home health services provider

•	Increased GAAP net sales by 33% to $334.1 million

•	Successfully completed pharmacokinetic (PK) study comparing bioavailability between subcutaneous and intramuscular (IM) injections
Feraheme

•	Completed enrollment in 2,000 patient, Phase 3 clinical trial evaluating the safety of Feraheme compared to Injectafer® (ferric carboxymaltose injection) in adults with iron deficiency anemia (IDA)

•	Accelerated potential approval time line for IDA label expansion by approximately six months through rapid enrollment of Phase 3 clinical study

•	Maintained market share in competitive and growing intravenous iron market
1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

CBR

•	Successfully implemented pricing strategy that increased revenue per consumer by 8.5% over 2015

•	Added more than 40,000 stored units of cord blood and cord tissue

•	Began implementation of enhanced messaging to capitalize on generational shift
Financial

•	Achieved record net sales of Makena and Feraheme

•	Generated GAAP operating income of $78.9 million and non-GAAP adjusted EBITDA of $265.7 million[1]

•
Ended 2016 with $579.1 million of cash and investments, an increase of $112.8 million, net of debt principal payments, stock repurchases and a $100 million milestone payment to former shareholders of Lumara Health, which AMAG acquired in 2014

Recent 2017 Business Highlights:

•	Expanded portfolio into women’s health segment through two recently-executed license agreements:

◦
Rekynda, an investigational product designed for on-demand treatment of hypoactive sexual desire disorder (HSDD) that successfully met its co-primary endpoints in two Phase 3 clinical trials, which closed in February 2017

◦
Intrarosa, the only FDA-approved, vaginally administered, daily, non-estrogen product for the treatment of moderate-to-severe dyspareunia (pain during intercourse), a common symptom of vulvar and vaginal atrophy, due to menopause, which we anticipate will close in the first half of 2017

•
Announced topline PK data for Makena subcutaneous auto-injector program and confirmed plans to submit sNDA in the second quarter of 2017, with an anticipated FDA decision and product launch in the fourth quarter of 2017

Fourth Quarter Financial Results Ended December 31, 2016 (unaudited)
GAAP Fourth Quarter Financial Results
Total GAAP revenues for the fourth quarter of 2016 were $151.6 million, compared with $108.7 million for the same period in 2015. In the fourth quarter of 2016, sales of Makena increased 44% to $97.2 million, compared with $67.4 million in the same period last year; sales of Feraheme and MuGard increased 13% to $26.6 million, compared with $23.5 million in the same period last year; and service revenue from CBR increased 64% to $27.7 million, compared with $17.0 million in the same period last year. The growth in CBR service revenue was positively impacted by a purchase accounting adjustment to deferred revenue, which reduced the GAAP revenue recorded in 2015.

Total costs and expenses, including costs of product sales and services, totaled $137.0 million for the fourth quarter of 2016, compared with $86.1 million for the same period in 2015. The increase in total costs and expenses in the fourth quarter of 2016 was related to (i) higher cost of products sold due to an increase in amortization expense recorded for the Makena intangible asset, (ii) an impairment charge of a $3.7 million related to the CBR tradename intangible asset (iii) higher R&D expenses associated with the company's Makena and Feraheme next-generation development programs, and (iv) higher expenses in selling, general and administrative primarily due to an increase in the Makena contingent consideration expense to reflect the estimated fair value of future milestone payments.

Higher costs and expenses in the fourth quarter 2016 resulted in a decrease in operating income, as compared to the prior year period, of $8.1 million to $14.6 million. The company reported a net loss of $10.6 million, or $0.31 per basic and diluted share for the fourth quarter of 2016, compared with net income of $7.2 million, or $0.21 per basic share and $0.20 per diluted share, for the same period in 2015.

Non-GAAP Fourth Quarter Financial Results1
Non-GAAP revenue totaled $153.0 million in the fourth quarter of 2016, up from $120.6 million in same period last year. Non-GAAP CBR service revenue totaled $29.1 million in the fourth quarter of 2016, compared with $28.8 million in the fourth quarter of 2015. The difference between GAAP and non-GAAP revenue for CBR represents purchase accounting adjustments related to deferred revenue.

Total costs and expenses on a non-GAAP basis totaled $75.6 million, resulting in an adjusted EBITDA margin of 51% in the fourth quarter of 2016. This compares to costs and expenses of $59.2 million, resulting in an adjusted EBITDA margin of 51% in the same period of 2015. Non-GAAP adjusted EBITDA totaled $77.4 million in the fourth quarter of 2016, an increase of 26% from the $61.3 million recorded in the fourth quarter of 2015.

Full Year Financial Results Ended December 31, 2016 (unaudited)
GAAP Full Year Financial Results
Total GAAP revenues in 2016 increased 27% to $532.1 million, compared with $418.3 million in 2015. This increase is primarily related to record annual net sales of Makena and the recognition of a full year of service revenues from CBR, partially offset by the recognition of $52.3 million of collaboration revenue in 2015 related to the termination of the company’s ex-US ferumoxytol marketing agreement. In 2016, net sales of Makena increased 33% to $334.1 million, compared with $251.6 million in 2015; sales of Feraheme and MuGard increased 9% to $98.1 million, compared with $90.2 million in 2015; and service revenues from CBR, which AMAG acquired in August 2015, were $99.6 million, compared with $24.1 million in 2015. The results for CBR were included from the date of closing of the acquisition by AMAG in August 2015.

Total costs and expenses, including costs of product sales and services, totaled $453.2 million in 2016, compared with $307.1 million in 2015. The increase in total costs and expenses in 2016 was primarily related to (i) higher expenses to account for a full year of CBR ownership, (ii) higher amortization expense of the Makena intangible asset, (iii) impairment charges recorded in 2016 of $15.7 million and $3.7 million related to MuGard and CBR intangible assets, respectively, (iv) higher R&D expenses related to the company's Makena and Feraheme next generation development programs, and (v) an increase in the Makena contingent consideration expense to reflect the estimated value of future milestone payments.

Higher costs and expenses in 2016 resulted in a $32.4 million decrease in operating income to $78.9 million, compared with $111.2 million in 2015. The company reported a net loss of $2.5 million, or $0.07 per basic and diluted share in 2016. This compares with net income of $32.8 million, or $1.04 per basic share and $0.93 per diluted share, in 2015.

Non-GAAP Full Year Financial Results1
Non-GAAP revenues increased 38% to $549.1 million in 2016, compared with $397.4 million in 2015. Non-GAAP CBR service revenue totaled $116.6 million in 2016, compared with non-GAAP CBR service revenue of $43.3 million in 2015. Non-GAAP, pro forma CBR service revenue totaled $118.6 million in 2015, as if AMAG had acquired CBR at the beginning of the period.

Total costs and expenses on a non-GAAP basis totaled $283.4 million, resulting in an adjusted EBITDA margin of 48% in 2016. This compares to costs and expenses of $184.0 million in 2015, resulting in an adjusted EBITDA margin of 54%. Non-GAAP adjusted EBITDA totaled $265.7 million in 2016, compared with $213.4 million in 2015.

Balance Sheet Highlights
As of December 31, 2016, the company’s cash, cash equivalents and investments increased by $112.8 million to approximately $579.1 million, net of $20.0 million utilized to repurchase the company’s common stock, $17.5 million to repay debt and a $100.0 million milestone payment to former Lumara Health shareholders, which was payable when Makena annual net sales reached $300 million.

"We are pleased to confirm today that we achieved our key financial goals in 2016. Specifically, we reported adjusted EBITDA of $265.7 million, even after accelerating approximately $10 million of R&D costs from 2017 into 2016 due to the faster-than-expected enrollment in our Feraheme IDA trial," said Ted Myles, AMAG's chief financial officer. "Our demonstrated ability to execute against our plan gives us confidence as we enter 2017 with another set of aggressive growth targets. The licensing transaction that we announced this morning will impact our 2017 guidance, and we'll update the market after we close this transaction and have additional visibility on launch timing, costs and overall plans. Meanwhile, our strong cash position and our ability to generate cash through operations allows us to pursue additional portfolio expansion opportunities."

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's fourth quarter and full year 2016 financial results and recent developments, including its exclusive U.S. license agreement for Intrarosa, which was announced today in a separate news release.

Dial-in Number
U.S./Canada Dial-in Number: (877) 412-6083
International Dial-in Number: (702) 495-1202
Conference ID: 65936323

Replay Dial-in Number: (855) 859-2056
Replay International Dial-in Number: (404) 537-3406
Conference ID: 65936323

A telephone replay will be available from approximately 11:00 a.m. ET on February 14, 2017 through midnight on February 21, 2017.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

Use of Non-GAAP Financial Measures
AMAG has presented certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP costs and expenses, non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization) and adjusted EBITDA margin. These non-GAAP financial measures exclude certain amounts, revenue, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

About AMAG
AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our currently marketed products support the health of patients in the areas of women's health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

About Makena® (hydroxyprogesterone caproate injection)
Makena® is a progestin indicated to reduce the risk of preterm birth in women pregnant with a single baby who have a history of singleton spontaneous preterm birth.

The effectiveness of Makena is based on improvement in the proportion of women who delivered <37 weeks of gestation. There are no controlled trials demonstrating a direct clinical benefit, such as improvement in neonatal mortality and morbidity.

Limitation of use: While there are many risk factors for preterm birth, safety and efficacy of Makena has been demonstrated only in women with a prior spontaneous singleton preterm birth. It is not intended for use in women with multiple gestations or other risk factors for preterm birth.

Makena should not be used in women with any of the following conditions: blood clots or other blood clotting problems, breast cancer or other hormone-sensitive cancers, or history of these conditions; unusual vaginal bleeding not related to the current pregnancy, yellowing of the skin due to liver problems during pregnancy, liver problems, including liver tumors, or uncontrolled high blood pressure. Before patients receive Makena, they should tell their healthcare provider if they have an allergy to hydroxyprogesterone caproate, castor oil, or any of the other ingredients in Makena; diabetes or prediabetes, epilepsy, migraine headaches, asthma, heart problems, kidney problems, depression, or high blood pressure.

In one clinical study, certain complications or events associated with pregnancy occurred more often in women who received Makena. These included miscarriage (pregnancy loss before 20 weeks of pregnancy), stillbirth

(fetal death occurring during or after the 20th week of pregnancy), hospital admission for preterm labor, preeclampsia (high blood pressure and too much protein in the urine), gestational hypertension (high blood pressure caused by pregnancy), gestational diabetes, and oligohydramnios (low amniotic fluid levels).

Makena may cause serious side effects including blood clots, allergic reactions, depression, and yellowing of the skin and the whites of the eyes. The most common side effects of Makena include injection site reactions (pain, swelling, itching, bruising, or a hard bump), hives, itching, nausea, and diarrhea.

For additional product information, including full prescribing information, please visit www.makena.com.

About Feraheme® (ferumoxytol)
Feraheme received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult CKD patients and was commercially launched by AMAG in the U.S. shortly thereafter. Ferumoxytol is protected in the U.S. by six issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

Fatal and serious hypersensitivity reactions including anaphylaxis have occurred in patients receiving Feraheme. Initial symptoms may include hypotension, syncope, unresponsiveness, cardiac/cardiorespiratory arrest. Feraheme is contraindicated in patients with a known hypersensitivity to Feraheme or any of its components, or a history of allergic reaction to any intravenous iron product.

For additional product information, please see full Prescribing Information, including Boxed Warning, available at www.feraheme.com.

About Cord Blood Registry® (CBR)
CBR is the world’s largest private newborn stem cell company. Founded in 1992, CBR is entrusted by parents with storing more than 670,000 umbilical cord blood and cord tissue units. CBR is dedicated to advancing the clinical application of newborn stem cells by partnering with reputable research institutions on FDA-regulated clinical trials for conditions that have no cure today. For more information, visit www.cordblood.com.

About RekyndaTM (bremelanotide)
Rekynda (bremelanotide), an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for HSDD in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of Rekynda delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, Rekynda met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an ongoing open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients will continue to receive Rekynda.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Rekynda has no known alcohol interactions.

About IntrarosaTM (Prasterone)
Intrarosa is the only FDA-approved, vaginally administered, daily non-estrogen steroid for the treatment of moderate-to-severe dyspareunia (pain during intercourse), a symptom of vulvar and vaginal atrophy (VVA), due to menopause. Intrarosa contains prasterone, also known as dehydroepiandrosterone (DHEA). Prasterone is an inactive endogenous steroid, which is converted locally into androgens and/or estrogens to help restore the vaginal tissue as indicated by improvements in the percentage of superficial cells, parabasal cells, and pH. The mechanism of action is not fully established.

In two primary 12-week placebo-controlled efficacy trials, women taking Intrarosa experienced a significant reduction in dyspareunia, as well as significant improvements in the percentage of vaginal superficial cells and parabasal cells, as well as vaginal pH. In clinical trials, the most common adverse reactions were vaginal discharge and abnormal pap smear. Patients with current or prior history of breast cancer should talk to their healthcare providers before using Intrarosa.

Forward-Looking Statements
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, AMAG’s beliefs regarding the long-term growth potential of Rekynda and Intrarosa; expectations that AMAG will continue to drive growth across its portfolio, execute well on upcoming new product launches and continue its expansion strategy by entering into additional transactions, AMAG’s anticipated expansion in women’s health through the licensing transaction with Endoceutics, Inc., including the expected timing for the closing of Intrarosa transaction, expectations regarding timing for the submission of the Makena auto-injector sNDA (including expected timing for an FDA decision on the sNDA and product launch, if approved); expected 2016 fourth quarter and full year financial results, including revenues and year end cash, cash equivalents and investments balances; AMAG’s beliefs regarding its 2017 growth targets and ability to pursue potential portfolio expansion opportunities; and beliefs that newborn stem cells have the potential to play a valuable role in the development of regenerative medicine are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, (1) the possibility that the closing conditions set forth in the Intrarosa license agreement, including, those related to antitrust clearance, will not be met and that the parties will be unable to consummate the proposed transactions; (2) the possibility that AMAG will not realize the expected benefits of the Intrarosa transaction, including the anticipated market opportunity and the ability of its current or expanded sales force to successfully commercialize Intrarosa; (3) the possibility that significant safety or drug interaction problems could arise with respect to Intrarosa; (4) the ability of AMAG to drive awareness of dyspareunia and the potential benefits of Intrarosa; (5) uncertainties regarding the manufacture of Intrarosa; (6) uncertainties relating to patents and proprietary rights associated with Intrarosa in the United States; (7) that the cost of the transaction to AMAG will be more than planned and/or will not provide the intended positive financial results; (8) that AMAG or Endoceutics will fail to fully perform their respective obligations under the

Intrarosa license agreement or the Intrarosa supply agreement; (9) uncertainty regarding AMAG’s ability to compete in the dyspareunia market in the United States; and (10) other risks identified in AMAG’s Securities and Exchange Commission (“SEC”) filings, including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and subsequent filings with the SEC, including its Current Reports on Form 8-K filed with the SEC on January 9, 2017 and February 3, 2017, as well as in its upcoming Annual Report on Form 10-K for the year ended December 31, 2016. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® and Feraheme® are registered trademark of AMAG Pharmaceuticals, Inc. MuGard® is a registered trademark of Abeona Therapeutics, Inc. Makena® is a registered trademark of AMAG Pharmaceuticals IP, Ltd. Cord Blood Registry® and CBR® are registered trademarks of CBR Systems, Inc. RekyndaTM is a trademark of Palatin Technologies, Inc. IntrarosaTM is a trademark of Endoceutics, Inc.

-- Tables Follow –

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited, amounts in thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Makena	$97,226	$67,356	$334,050	$251,615
Feraheme/MuGard	26,619	23,476	98,120	90,201
Cord Blood Registry	27,741	16,955	99,604	24,132
License fee, collaboration and other revenues	4	948	317	52,328
Total revenues	151,590	108,735	532,091	418,276
Operating costs and expenses:
Cost of product sales	30,372	18,716	96,314	78,509
Cost of services	4,870	6,731	20,575	9,992
Research and development expenses	20,505	7,897	66,084	42,878
Selling, general and administrative expenses	77,556	50,255	249,870	160,309
Impairment of intangible assets	3,700	—	19,663	—
Acquisition-related costs	—	80	—	11,232
Restructuring expenses	3	2,383	715	4,136
Total costs and expenses	137,006	86,062	453,221	307,056
Operating income	14,584	22,673	78,870	111,220

Other income (expense):
Interest expense	(18,151)	(18,457)	(73,153)	(53,251)
Loss on debt extinguishment	—	—	—	(10,449)
Interest and dividend income	830	545	3,149	1,512
Other income (expense)	(7)	(8)	189	(9,188)
Total other income (expense)	(17,328)	(17,920)	(69,815)	(71,376)
Income (loss) before income taxes	(2,744)	4,753	9,055	39,844
Income tax expense (benefit)	7,814	(2,448)	11,538	7,065
Net income (loss)	$(10,558)	$7,201	$(2,483)	$32,779

Net income (loss) per share
Basic	$(0.31)	$0.21	$(0.07)	$1.04
Diluted	$(0.31)	$0.20	$(0.07)	$0.93

Weighted average shares outstanding used to compute net income (loss) per share:
Basic	34,254	34,712	34,346	31,471
Diluted	34,254	42,805	34,346	35,308

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$274,305	$228,705
Investments	304,781	237,626
Accounts receivable, net	92,375	85,678
Inventories	37,258	40,645
Receivable from collaboration	—	428
Prepaid and other current assets	9,839	13,592
Total current assets	718,558	606,674
Property, plant and equipment, net	24,460	28,725
Goodwill	639,484	639,188
Intangible assets, net	1,092,178	1,196,771
Restricted cash	2,593	2,593
Other long-term assets	1,153	2,259
Total assets	$2,478,426	$2,476,210
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,684	$4,906
Accrued expenses	156,008	106,363
Current portion of long-term debt	21,166	17,500
Current portion of acquisition-related contingent consideration	97,068	96,967
Deferred revenues	34,951	20,185
Total current liabilities	312,877	245,921
Long-term liabilities:
Long-term debt, net	785,992	803,669
Convertible 2.5% notes, net	179,363	170,749
Acquisition-related contingent consideration	50,927	125,592
Deferred tax liabilities	197,066	189,145
Deferred revenues	14,850	5,093
Other long-term liabilities	2,962	3,777
Total liabilities	1,544,037	1,543,946
Total stockholders’ equity	934,389	932,264
Total liabilities and stockholders’ equity	$2,478,426	$2,476,210

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended December 31, 2016
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Acquisition-related	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$151,590	$30,372	$4,870	$20,505	$77,556	$3,700	$—	$3	$14,584
Purchase accounting adjustments related to CBR deferred revenue	1,378	—	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(23,554)	(371)	(48)	(5,067)	—	—	—
Non-cash inventory step-up adjustments	—	(1,024)	—	—	—	—	—	—
Stock-based compensation	—	(125)	—	(893)	(4,719)	—	—	—
Adjustments to contingent consideration	—	—	—	—	(20,576)	—	—	—
Impairment charges of intangible assets	—	—	—	—	—	(3,700)	—	—
Transaction/Acquisition-related costs	—	—	—	—	(1,318)	—	—	—
Restructuring costs	—	—	—	—	—	—	—	(3)
Non-GAAP Adjusted	$152,968	$5,669	$4,499	$19,564	$45,876	$—	$—	$—	$77,360

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended December 31, 2015
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Acquisition-related	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$108,735	$18,716	$6,731	$7,897	$50,255	$—	$80	$2,383	$22,673
Purchase accounting adjustments related to CBR deferred revenue	11,815	—	—	—	—	—	—	—
Inventory reserve	—	—	(992)	—	—	—	—	—
Depreciation and intangible asset amortization	—	(14,008)	(356)	(23)	(2,557)	—	—	—
Non-cash inventory step-up adjustments	—	(813)	—	(74)	—	—	—	—
Stock-based compensation	—	(117)	—	(921)	(4,627)	—	—	—
Adjustments to contingent consideration	—	—	—	—	253	—	—	—
Transaction/Acquisition-related costs	—	—	—	—	(147)	—	(80)	—
Restructuring costs	—	—	—	—	—	—	—	(2,383)
Non-GAAP Adjusted	$120,550	$3,778	$5,383	$6,879	$43,177	$—	$—	$—	$61,333

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Twelve Months Ended December 31, 2016
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Acquisition-related	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$532,091	$96,314	$20,575	$66,084	$249,870	$19,663	$—	$715	$78,870
Purchase accounting adjustments related to CBR deferred revenue	16,977	—	—	—	—	—	—	—
Depreciation and intangible asset amortization	—	(72,463)	(1,435)	(145)	(20,100)	—	—	—
Non-cash inventory step-up adjustments	—	(4,880)	—	(861)	—	—	—	—
Stock-based compensation	—	(511)	(9)	(3,476)	(18,547)	—	—	—
Adjustments to contingent consideration	—	—	—	—	(25,682)	—	—	—
Impairment charges of intangible assets	—	—	—	—	—	(19,663)	—	—
Transaction/Acquisition-related costs	—	—	—	—	(1,318)	—	—	—
Restructuring costs	—	—	—	—	—	—	—	(715)
Non-GAAP Adjusted	$549,068	$18,460	$19,131	$61,602	$184,223	$—	$—	$—	$265,652

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Twelve Months Ended December 31, 2015
(unaudited, amounts in thousands)

	Revenue	Cost of product sales	Cost of services	Research & development	Selling, general & administrative	Intangible asset impairment charges	Acquisition-related	Restructuring	Operating Income / Adjusted EBITDA
GAAP	$418,276	$78,509	$9,992	$42,878	$160,309	$—	$11,232	$4,136	$111,220
Purchase accounting adjustments related to CBR deferred revenue	19,136	—	—	—	—	—	—	—
Non-cash collaboration revenue	(39,965)	—	—	—	—	—	—	—
Inventory reserve	—	—	(992)	—	—	—	—	—
Depreciation and intangible asset amortization	—	(52,521)	(571)	(75)	(4,292)	—	—	—
Non-cash inventory step-up adjustments	—	(11,644)	—	(1,192)	—	—	—	—
Stock-based compensation	—	(371)	—	(2,991)	(13,874)	—	—	—
Adjustments to contingent consideration	—	—	—	—	(4,272)	—	—	—
Option rights to license orphan drug	—	—	—	(10,000)	—	—	—	—
Impairment charges of intangible assets	—	—	—	—	—	—	—	—
Transaction/Acquisition-related costs	—	—	—	—	(2,548)	—	(11,232)	—
Restructuring costs	—	—	—	—	(2,338)	—	—	(4,136)
Non-GAAP Adjusted	$397,447	$13,973	$8,429	$28,620	$132,985	$—	$—	$—	$213,440

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(unaudited, amounts in millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
Weighted average basic shares outstanding	34.3		34.7		34.3		31.5
Employee equity incentive awards	—	[1]	0.7		—	[1]	1.4
Convertible notes	—	[1]	7.4		—	[1]	—	[1]
Warrants	—	[1]	—	[1]	—	[1]	2.4
GAAP diluted shares outstanding	34.3		42.8		34.3		35.3
Employee equity incentive awards	0.8	[2]	—		0.5	[2]	—
Convertible notes	—		—		—		7.4	[2]
Effect of bond hedge and warrants	—		(1.2)	[3]	—		(3.5)	[3]
Non-GAAP diluted shares outstanding	35.1		41.6		34.8		39.2

1 Employee equity incentive awards, convertible notes and warrants would be anti-dilutive in this period utilizing the “if-converted” method, which adjusts net income for the after-tax interest expense applicable to the convertible notes.
2 Reflects the Non-GAAP dilutive impact of employee equity incentive awards and convertible notes.
3 Reflects the impact of the non-GAAP benefit of the bond hedge and warrants.

CONTACT:
Linda Lennox
Vice President, Investor Relations
617-498-2846